EXHIBIT 99.1

AT SCHAWK, INC.: Timothy Allen Vice President, Finance Operations and Investor Relations 847-827-9494 Timothy.Allen@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Philip Kranz 312-780-7240 pkranz@dresnerco.com

SCHAWK ANNOUNCES 2012 FOURTH-QUARTER AND
FULL-YEAR RESULTS

Des Plaines, IL, March 7, 2013—Schawk, Inc. (NYSE: SGK), a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers, reported fourth-quarter and full-year 2012 results.  Net loss in the fourth quarter of 2012 was $18.1 million, or a loss of $0.69 per diluted share, versus net income of $5.8 million, or $0.22 per diluted share, in the fourth quarter of 2011.  Net loss for the full year of 2012 was $23.4 million, or a loss of $0.90 per diluted share, compared to net income of $20.6 million, or $0.79 per diluted share, for the comparable prior-year period.

Included in the operating and net loss for the fourth quarter and full year of 2012 was an increase in multiemployer pension withdrawal expense of $31.7 million and $29.6 million for the fourth quarter and full year, respectively, related to the company's decision to completely withdraw from its remaining multiemployer pension plan within the United States in part to mitigate potentially greater financial exposure to the company in the future under the significantly underfunded plan. The company presently expects to pay approximately $41.2 million to satisfy its withdrawal liability, which will consist of annual cash payments of approximately $2.1 million over a 20-year period, with the annual cash payments expected to commence on or about May 1, 2014.

Operating loss for the fourth quarter of 2012 was $26.5 million as compared to operating income of $6.5 million for the same quarter last year.  For the full year of 2012, operating loss was $30.7 million compared to operating income of $27.3 million in 2011.

On a non-GAAP basis, adjusting for financial impacts relating to the multiemployer pension withdrawal expense and certain other items further detailed in this release, 2012 fourth-quarter adjusted operating income was $8.7 million compared to $6.5 million in the prior-year period. For the full year 2012, adjusted operating income was $24.2 million compared to $36.9 million in 2011.

Adjusted net income was $3.8 million, or $0.15 per diluted share, for the fourth quarter of 2012, which was essentially equal to the prior-year comparable period. For the full year of 2012, adjusted net income was $11.1 million, or $0.43 per diluted share, compared to $20.6 million, or $0.79 per diluted share, during the comparable prior-year period. Please refer to the tables at the end of this press release for a reconciliation of these non-GAAP measures.

Chief Executive Officer David A. Schawk commented, “During 2012, our revenue grew nearly six percent globally within our largest client channel, consumer packaged goods.  That growth was partially offset by declines in promotional activity with our retail and advertising and entertainment account clients, primarily within the Americas segment. Our Europe and Asia Pacific segments continued to expand in 2012. Those two regions benefited from our improved penetration in emerging markets, our investments in expanding our global capabilities, and our clients’ actions to consolidate spending with fewer vendors.  The performance of the Americas segment in 2012 primarily reflected declines in our retail and advertising and entertainment account clients, which offset the growth we saw with our consumer packaged goods clients."

Mr. Schawk added: "We continued to align with our clients' strategies and market trends and invested in the expansion of our technological capabilities.  Additionally, we took several steps to further leverage our operations, including our decision to withdraw from our remaining multiemployer pension plan in the United States.  Without the expenses for this action and other charges related to further leveraging our operations, the decline in adjusted operating income on a full-year basis is primarily due to our investments to expand into emerging regions and further expand our brand development and deployment capabilities.  We are encouraged, however, by the improvement in adjusted operating income during the fourth quarter of 2012, as compared to last year, and believe that it is partly attributable to our improved cost structure.  In addition, total debt was reduced by $12.2 million during 2012 and our balance sheet remains strong.”

Consolidated Results for the Year Ended December 31, 2012
Consolidated net sales in 2012 were $460.7 million compared to $455.3 million in 2011, an increase of approximately $5.4 million, or 1.2 percent. Year-over-year sales were negatively impacted by changes in foreign currency translation rates of approximately $3.1 million, as the U.S. dollar increased in value relative to the local currencies of certain of the company’s non-U.S. subsidiaries.

Consumer packaged goods (CPG) accounts sales during 2012 were $366.6 million, or 79.6 percent of total net sales, compared to $346.2 million in the same period of 2011, an increase of 5.9 percent, primarily due to higher product and brand development activity. Advertising and retail accounts sales in 2012 were $74.0 million, or 16.1 percent of total sales, a decrease of 8.8 percent, from $81.2 million during 2011, primarily driven by continued reductions in client promotional activity.  Entertainment accounts sales for the full year of 2012 of $20.1 million, or 4.4 percent of total sales, decreased 28.0 percent, from $27.9 million in 2011, driven by continued declines in print-related promotional activity.

Gross profit was $157.3 million during 2012, a decline of $5.0 million from 2011. Gross profit in 2012 as a percentage of sales decreased to 34.1 percent from 35.6 percent in the prior-year period. The full-year decline in gross profit percent was largely driven by investments in expanding the company’s brand development and deployment capabilities.

Selling, general and administrative (SG&A) expenses increased approximately $10.8 million to $132.8 million during 2012 from $122.0 million in 2011. Included in SG&A expense for 2011 was an estimated $3.3 million of income related to the reversal of a contingent consideration payable related to the company's 2010 acquisition of Real Branding. During 2012, the company recorded $0.2 million of income related to the reversal of the remaining contingent consideration payable, thereby resulting in an estimated $3.1 million year-over-year increase to SG&A expenses. The remaining increase in SG&A expenses in 2012 compared to 2011 is principally due to increases in the company’s investments in expanding brand development and deployment capabilities, particularly the Brandimage acquisition during 2011.

Multiemployer pension withdrawal expense increased by $29.6 million during 2012 compared to prior year, primarily related to the company's decision to completely withdraw from its remaining multiemployer pension plan in the United States.

Business and systems integration expenses were $12.1 million in 2012, compared to $8.5 million in the prior-year period, relating to the company’s ongoing information technology and business process improvement initiative.

Acquisition integration and restructuring expenses increased from $1.5 million in 2011 to $5.4 million in 2012, related to employee terminations and other associated costs which arose from the company’s continued focus on consolidating, reducing and re-aligning its work force and operations. The actions taken during 2012 are expected to result in annualized savings of approximately $16.6 million, with approximately $5.5 million realized during 2012.

Long-lived asset impairment expenses in 2012 increased $4.3 million compared to the prior year, principally related to the write down of customer relationship intangible assets at certain locations within the Americas and European segments, coupled with expenses associated with company-owned real estate that was written down to its estimated market value.

The company recorded a $1.8 million loss on foreign exchange exposures in the full year of 2012, compared to a loss of $1.1 million in 2011.  Net foreign exchange gains or losses relate primarily to currency exposure from intercompany debt obligations of the company’s non-U.S. subsidiaries, net of the impact of gains or losses arising from foreign currency hedges entered into to mitigate the company’s foreign exchange exposures.

The company reported an operating loss of $30.7 million in 2012 compared to income of $27.3 million in 2011. The decline year over year was driven by lower gross profit coupled with increased expenses principally related to the multiemployer pension withdrawal, long-lived asset impairment, acquisition integration and restructuring and business and systems integration expenses.  Non-GAAP adjusted operating income was $24.2 million for 2012 compared to $36.9 million in the prior-year period.

For the full year of 2012, the company reported a tax benefit of $10.8 million compared to tax expense of $1.5 million during the same period in 2011, due primarily to the company's loss for the full year in 2012.

Net loss in 2012 was $23.4 million, or a loss of $0.90 per diluted share, compared to net income of $20.6 million, or $0.79 per diluted share, in 2011. Non-GAAP adjusted net income was $11.1 million, or $0.43 per diluted share, for 2012 compared to $20.6 million, or $0.79 per diluted share, on a comparable basis for the prior-year period.

Management Adjusted EBITDA Performance
Management adjusted EBITDA for full year 2012 was $46.6 million compared to $60.5 million for the prior-year period.  Please refer to the “Reconciliation of Non-GAAP Management Adjusted EBITDA” table attached at the end of this press release for a reconciliation of these measures.

Conference Call
Schawk invites you to join its fourth-quarter and full-year 2012 earnings conference call on Friday, March 8, 2013, at 9:00 a.m. Central time.
To participate in the conference call, please dial 800-447-0521 or 847-413-3238 at least five minutes prior to the start time and ask for the Q4 and full-year 2012 Schawk, Inc. conference call, or on the Internet, go to http://www.media-server.com/m/acs/9980a769320ac6fc643c287680b669fc.  If you are unavailable to participate on the live call, a replay will be available through March 15 at 11:59 p.m. Central time. To access the replay, dial 888-843-7419 or 630-652-3042, enter conference ID 34311186, and follow the prompts. The replay will also be available on the Internet for 30 days at the following http://www.media-server.com/m/acs/9980a769320ac6fc643c287680b669fc.

About Schawk, Inc.
Schawk, Inc. is a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers. With a global footprint of operations in 26 countries, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com.

Non-GAAP Financial Measures
In addition to the presentation of Management adjusted EBITDA in this release, the Company has presented certain other non-GAAP measures in the attachment entitled “Reconciliation of Non-GAAP measures to GAAP.”  Management believes that the presentation of non-GAAP measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations and provides more consistent insight into the performance of the Company’s core operations from period to period by showing the effects of certain items.  These non-GAAP measures are reconciled to the closest GAAP measures on the schedules attached to this earnings release.  The non-GAAP measures should not be viewed as alternatives to GAAP and may not be consistent with similar measures provided by other companies.

Safe Harbor Statement
Certain statements in this earnings release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements because of factors, such as, among other things, the strength of the United States economy in general and, specifically, market conditions for the consumer products industry in the U.S. and abroad; the level of demand for the Company’s services; unfavorable foreign exchange fluctuations; changes in or weak consumer confidence and consumer spending; loss of key management and operational personnel; the ability of the Company to implement its business strategy and cost reduction plans and to realize anticipated cost savings; the ability of the Company to comply with the financial covenants contained in its debt agreements and obtain waivers or amendments in the event of non-compliance; the ability of the Company to maintain an effective system of disclosure and internal controls and the discovery of any future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; the stability of state, federal and foreign tax laws; the ability of the Company to identify and capitalize on industry trends and technological advances in the imaging industry; higher than anticipated costs or lower than anticipated benefits associated with the Company’s ongoing information technology and business process improvement initiative or unanticipated costs or difficulties associated with integrating acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; any impairment charges due to declines in the value of the Company’s fixed and intangible assets, including goodwill; the stability of political conditions in foreign countries in which the Company has production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in the Company’s filings with the Securities and Exchange Commission. The Company can give no assurance that the assumptions upon which such forward-looking statements are based will prove to have been correct, and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events.

The discussion of the Company’s financial results within this earnings release should be read and considered in context of the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.

For more information about Schawk, visit its website at http://www.schawk.com.

Schawk Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	December 31,		Increase (Decrease)
	2012	2011	Amount	Percent

Net sales	$120,880	$122,432	$(1,552)	(1.3)%
Cost of sales	79,764	82,432	(2,668)	(3.2)%
Gross profit	41,116	40,000	1,116	2.8%

Selling, general and administrative expenses	32,380	30,209	2,171	7.2%
Multiemployer pension withdrawal expense	31,683	--	31,683	nm
Business and systems integration expenses	1,627	3,082	(1,455)	(47.2)%
Acquisition integration and restructuring expenses	596	(120)	716	nm
Impairment of long-lived assets	75	40	35	87.5%
Foreign exchange loss	1,275	283	992	nm
Operating income (loss)	(26,520)	6,506	(33,026)	nm

Other income (expense)
Interest income	47	16	31	nm
Interest expense	(976)	(1,498)	522	(34.8)%

Income (loss) before income taxes	(27,449)	5,024	(32,473)	nm
Income tax benefit	(9,349)	(750)	(8,599)	nm

Net income (loss)	$(18,100)	$5,774	$(23,874)	nm

Earnings (loss) per share:
Basic	$(0.69)	$0.22	$(0.91)
Diluted	$(0.69)	$0.22	$(0.91)

Weighted average number of common and common equivalent shares outstanding:
Basic	26,069	25,672
Diluted	26,069	25,839

Comprehensive income (loss)	$(17,171)	$4,168

nm = not meaningful

Schawk Inc.
Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

	Year Ended
	December 31,		Increase (Decrease)
	2012	2011	Amount	Percent

Net sales	$460,730	$455,293	$5,437	1.2%
Cost of sales	303,480	293,009	10,471	3.6%
Gross profit	157,250	162,284	(5,034)	(3.1)%

Selling, general and administrative expenses	132,795	122,031	10,764	8.8%
Multiemployer pension withdrawal expense	31,480	1,846	29,634	nm
Business and systems integration expenses	12,086	8,467	3,619	42.7%
Acquisition integration and restructuring expenses	5,370	1,470	3,900	nm
Impairment of long-lived assets	4,356	40	4,316	nm
Foreign exchange loss	1,823	1,112	711	63.9%
Operating income (loss)	(30,660)	27,318	(57,978)	nm

Other income (expense)
Interest income	129	59	70	nm
Interest expense	(3,652)	(5,270)	1,618	(30.7)%

Income (loss) before income taxes	(34,183)	22,107	(56,290)	nm
Income tax provision (benefit)	(10,767)	1,496	(12,263)	nm

Net income (loss)	$(23,416)	$20,611	$(44,027)	nm

Earnings (loss) per share:
Basic	$(0.90)	$0.80	$(1.70)
Diluted	$(0.90)	$0.79	$(1.69)

Weighted average number of common and common equivalent shares outstanding:
Basic	25,924	25,790
Diluted	25,924	26,080

Net income (Loss)	$(23,416)	$20,611
Foreign currency translation adjustment	2,779	(2,167)

Comprehensive income (loss)	$(20,637)	$18,444

nm = not meaningful

Schawk, Inc.
 Consolidated Balance Sheets
 (In thousands, except share amounts)

	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$9,651	$13,732
Trade accounts receivable, less allowance for doubtful accounts of $2,052 at December 31, 2012 and $1,926 at December 31, 2011	93,696	99,967
Inventories	22,121	24,672
Prepaid expenses and other current assets	10,156	14,894
Income tax receivable	3,171	5,620
Deferred income taxes	235	682
Total current assets	139,030	159,567

Property and equipment, net	65,491	60,064
Goodwill, net	211,903	205,365
Other intangible assets, net:
Customer relationships	29,010	41,709
Other	633	354
Deferred income taxes	5,983	5,933
Other assets	6,771	6,521

Total assets	$458,821	$479,513

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$18,137	$18,366
Accrued expenses	57,080	60,636
Deferred income taxes	2,482	3,209
Income taxes payable	609	511
Current portion of long-term debt	4,262	21,442
Total current liabilities	82,570	104,164

Long-term liabilities:
Long-term debt	78,724	73,737
Deferred income taxes	3,208	13,476
Other long-term liabilities	43,536	14,211
Total long-term liabilities	125,468	101,424

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 31,172,666 and 30,766,517 shares issued at December 31, 2012 and December 31, 2011, respectively, 26,113,544 and 25,703,125 shares outstanding at December 31, 2012 and December 31, 2011, respectively	227	225
Additional paid-in capital	209,556	203,811
Retained earnings	93,897	125,619
Accumulated comprehensive income, net	11,859	9,080
Treasury stock, at cost, 5,059,122 and 5,063,392 shares of common stock at December 31, 2012 and December 31, 2011, respectively	(64,756)	(64,810)
Total stockholders’ equity	250,783	273,925

Total liabilities and stockholders’ equity	$458,821	$479,513

Schawk Inc.
Segment Financial data
(Unaudited)
(In thousands)

	(Unaudited)
	Three Months Ended
	December 31,		Increase (Decrease)
	2012	2011	Amount	Percent
Sales to external clients:
Americas	$102,676	$100,968	$1,708	1.7%
Europe	20,537	21,594	(1,057)	(4.9)%
Asia Pacific	10,036	9,852	184	1.9%
Intercompany sales elimination	(12,369)	(9,982)	(2,387)	(23.9)%

Sales to external clients	$120,880	$122,432	$(1,552)	(1.3)%

Operating segment income (loss):
Americas	$(16,944)	$10,255	$(27,199)	nm
Europe	587	2,259	(1,672)	(74.0)%
Asia Pacific	514	1,273	(759)	(59.6)%
Corporate	(10,677)	(7,281)	(3,396)	(46.6)%

Operating segment income (loss)	$(26,520)	$6,506	$(33,026)	nm

	Year Ended
	December 31,		Increase (Decrease)
	2012	2011	Amount	Percent
Sales to external clients:
Americas	$385,013	$385,230	$(217)	(0.1)%
Europe	83,710	75,257	8,453	11.2%
Asia Pacific	38,956	33,704	5,252	15.6%
Intercompany sales elimination	(46,949)	(38,898)	(8,051)	(20.7)%

Sales to external clients	$460,730	$455,293	$5,437	1.2%

Operating segment income (loss):
Americas	$10,759	$50,638	$(39,879)	(78.8)%
Europe	836	6,419	(5,583)	(87.0)%
Asia Pacific	2,124	4,214	(2,090)	(49.6)%
Corporate	(44,379)	(33,953)	(10,426)	(30.7)%

Operating segment income (loss)	$(30,660)	$27,318	$(57,978)	nm

Schawk, Inc.
Reconciliation of Non-GAAP measures to GAAP
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Operating income (loss) - GAAP	$(26,520)	$6,506	$(30,660)	$27,318
Adjustments:
Acquisition integration and restructuring expenses	596	(120)	5,370	1,470
Business and systems integration expenses	1,627	3,082	12,086	8,467
Impairment of long-lived assets	75	40	4,356	40
Reduction of contingent consideration liability	—	(3,320)	(245)	(3,320)
Multiemployer pension withdrawal expense	31,683	—	31,480	1,846
Foreign currency loss	1,275	283	1,823	1,112

Adjusted operating income - non GAAP	$8,736	$6,471	$24,210	$36,933

Net income (loss) - GAAP	$(18,100)	$5,774	$(23,416)	$20,611
Adjustments – net of tax effects (1):
Acquisition integration and restructuring expenses	407	(56)	3,593	980
Business and systems integration expenses	1,005	1,873	7,463	5,145
Impairment of long-lived assets	46	24	2,879	24
Reduction of contingent consideration liability	—	(2,018)	(151)	(2,018)
Multiemployer pension withdrawal expense	19,564	—	19,439	1,122
Foreign currency loss	891	185	1,266	758
Discrete tax adjustments – UK & AU	—	(2,002)	—	(6,010)

Adjusted net income – non GAAP	$3,813	$3,780	$11,073	$20,612

Earnings (loss) per diluted share - GAAP	$(0.69)	$0.22	$(0.90)	$0.79
Adjustments – net of tax effects (1):
Acquisition integration and restructuring expenses	0.02	—	0.14	0.04
Business and systems integration expenses	0.04	0.07	0.29	0.20
Impairment of long-lived assets	—	—	0.11	—
Reduction of contingent consideration liability	—	(0.08)	(0.01)	(0.08)
Multiemployer pension withdrawal expense	0.75	—	0.75	0.04
Foreign currency loss	0.03	0.01	0.05	0.03
Discrete tax adjustments – UK & AU	—	(0.07)	—	(0.23)

Adjusted earnings per diluted share – non GAAP	$0.15	$0.15	$0.43	$0.79

Weighted average common and common stock
equivalents outstanding – GAAP (diluted)	26,069	25,839	25,924	26,080

(1) Adjustments have been tax-effected at the jurisdictions’ statutory rates.

Schawk, Inc.
Reconciliation of Non-GAAP Management Adjusted EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income (loss) - GAAP	$(18,100)	$5,774	$(23,416)	$20,611
Interest expense	976	1,498	3,652	5,270
Income tax expense (benefit)	(9,349)	(750)	(10,767)	1,496
Depreciation and amortization expense	4,801	4,917	18,917	18,057
Impairment of long-lived assets	75	40	4,356	40
Loss on sale of equipment	—	137	—	137
Stock based compensation	464	520	3,129	2,098
Adjusted EBITDA – non GAAP	(21,133)	12,136	(4,129)	47,709
Permitted add backs on debt covenants:
Proforma effect of acquisitions and asset sales	—	258	—	4,008
Acquisition integration and restructuring expenses	—	48	246	287
Business and systems integration expenses	1,852	—	10,000	—
Multiemployer pension withdrawal expense	31,683	—	31,683	—
Adjusted EBITDA for covenant compliance – non GAAP	12,402	12,442	37,800	52,004
Acquisition integration and restructuring expenses	596	(168)	5,124	1,183
Business and systems integration expenses	—	3,036	2,086	8,360
Proforma effect of acquisitions and asset sales	—	(258)	—	(4,008)
Multiemployer pension plan withdrawal expense	—	—	(203)	1,846
Foreign exchange loss	1,275	283	1,823	1,112
Management adjusted EBITDA – non GAAP	$14,273	$15,335	$46,630	$60,497

Use of Non-GAAP Adjusted EBITDA, Adjusted EBITDA for covenant compliance, and Management adjusted EBITDA
Adjusted EBITDA, as presented within this release, is defined as earnings before interest, income taxes, depreciation and amortization, and other certain non-cash items.  Adjusted EBITDA for covenant compliance, as defined in the Company’s current debt agreements, is defined as Adjusted EBITDA excluding certain items, including items that are generally considered non-operating, as permitted under the Company’s current revolving credit facility, and is used by management to gauge its ongoing compliance with the Company’s principal debt covenants, as well as pricing on its revolving credit facility.  Management adjusted EBITDA is used to evaluate the core operating activities of the Company from period to period.  None of the measures presented above represent cash flows from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income or cash flow from operations as an indicator of our operating performance, and are not indicative of cash available to fund all cash flow needs.  These measures also may be inconsistent with similar measures presented by other companies or EBITDA as defined under guidance from the Securities and Exchange Commission.